Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.2

DESIGN MANUFACTURER AND SUPPLY AGREEMENT

This DESIGN MANUFACTURER AND SUPPLY AGREEMENT (the “Agreement”) is entered into on December 9, 2025 (“Effective Date”) by and between:

iRobot Corporation, a Delaware Corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts 01730 U.S.A.

AND

IROBOT UK LTD., a company organized according to the laws of England and Wales, having its registered business address at Thomas House, 84 Eccleston Square, London, United Kingdom, SW1V 1PX (together with iRobot Corporation, “iRobot”)

AND

Shenzhen PICEA Robotics Co., Ltd. and its subsidiaries and affiliates, a Chinese company with its principal place of business located at No. 145 Yuhu Road, Yulü Community, Yutang Subdistrict, Guangming District, Shenzhen City Guangdong Province, China.

AND

Santrum Hong Kong Co., Ltd. and its subsidiaries and affiliates, a Hong Kong company with its principal place of business located at 19H Maxgrand Plaza 3 Tai Yau Street San Po Kong Kowloon Hong Kong.

Shenzhen PICEA Robotics Co., Ltd. and Santrum Hong Kong Co., Ltd. shall be referred to collectively as (the “Supplier”). iRobot and Supplier shall be referred to collectively as “Parties” or individually as “Party.”

RECITALS

A.	WHEREAS, iRobot and Supplier desire to enter into a relationship whereby Supplier will design, manufacture, assemble, supply and provide support for the Products;

B.	WHEREAS, iRobot and Supplier have entered into an Original Design Manufacturer and Supply Agreement on August 15, 2023 (as amended from time to time, the “Original ODM Agreement”);

C.

WHEREAS, this Agreement is being entered into in contemplation that iRobot Corporation and its subsidiaries domiciled in the United States commencing cases under title 11 of chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware to pursue confirmation of a prepackaged chapter 11 plan of reorganization (the “Plan” and, the transactions contemplated thereunder, the “Restructuring Transactions”);

D.

WHEREAS, this Agreement is being entered into in contemplation that the Supplier and iRobot shall enter into a Restructuring Support Agreement (the “RSA”) setting forth the Supplier’s and iRobot’s respective obligations to support and consummate the Plan and the Restructuring Transactions thereunder;

E.	WHEREAS, the Parties desire the Products to be marketed and sold by iRobot under the iRobot brand; and

F.	WHEREAS, the Parties desire to set forth the terms and conditions of their relationship in this Agreement.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein below, the Parties hereby agree as follows:

1. DEFINITIONS

Capitalized Terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Original ODM Agreement. All other capitalized terms in this Agreement shall have the meanings set forth herein and in this Section 1.

“Affiliate” means with respect to a Party, any other party which directly or indirectly controls, or is controlled by, or is under common control with, the specified Party. For purposes of the preceding sentence, “control” of a Party shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Party, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Party (or in the case of a Party that is not a corporation, 50% or more of any class of equity interest).

“Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. “Relevant commercial considerations” shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

“Marketing Documentation” means marketing materials, go to market assets and marketing claim testing information provided by Supplier to iRobot. All Marketing Documentation shall be provided by Supplier to iRobot in English and in a digital format as specified by iRobot.

“Intellectual Property” means any and all intellectual property and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, show-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship.

“Marks” means trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a Party or its products.

“Plan Effective Date” means the date on which the latest to occur of (a) all conditions to the occurrence of the Effective Date set forth in the Plan (as defined therein) have been satisfied or waived in accordance with the Plan, and (b) iRobot declares the Plan effective.

“Products” means the goods, accessories, materials to be supplied by the Supplier under this Agreement.

“Purchase Order” means a written or electronic purchase order issued by iRobot or an iRobot Approved Third Party to Supplier for the purchase of the Products.

“RSA Termination Date” means the date on which the RSA is terminated by the parties thereto pursuant to its terms.

“Specification” means the technical and functional requirements of the Products set forth in the applicable Product Addendum or as otherwise agreed in writing by the Parties.

“Term” has the meaning given to it in Section 8 hereof and includes the initial term and any renewal term.

“Training Materials & Instructions” means end user Product instructions and any and all repair and training documentation relating to the Product. All Training Materials & Instructions shall be provided by Supplier to iRobot in English and in an editable digital format as specified by iRobot.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

2 PURCHASE AND SALE OF PRODUCTS

2.1 Subject to the terms and conditions in this Agreement, Supplier agrees to design, manufacture, assemble and package the Products and to sell the same to iRobot in accordance with the terms hereof.

2.2 Design Ownership. iRobot and Supplier will maintain design ownership of each Product as outlined in the applicable Product Addendum or as otherwise agreed in writing by the Parties.

2.3 Supplier. Supplier shall not, during the Term of this Agreement, produce or sell any Products set forth in any Product Addendum (unless stated otherwise in the exclusivity paragraph of each applicable Addendum) to any third party.

3 FORECASTS, PRODUCT PURCHASE ORDERS, CHANGE ORDERS, RESCHEDULING AND CANCELLATION.

3.1 Forecast. For Products and accessories sold directly to iRobot, iRobot will provide to Supplier, on a monthly basis, a non-binding, rolling 365 days (12 months) planning forecasts on a SKU based level, indicating iRobot’s monthly Product requirements (each, a “Forecast”).

3.2 Purchase Orders. iRobot will issue orders for Products hereunder using its standard form of purchase order (“Purchase Order”). Each Purchase Order will identify the applicable Product by SKU, quantity, price currency, delivery terms, and other customary terms. Except for the Product price and delivery date contained in such Purchase Order, the terms and conditions in this Agreement shall prevail over any conflicting terms and conditions in any Purchase Order. Such Purchase Orders will be issued by iRobot at least fifty-six (56) days (8 weeks) prior to the date of ex-factory for all Products on each such Purchase Order.

3.3 Purchase Order Acknowledgment. Supplier will notify iRobot electronically or in writing within five (5) business days of its acceptance or rejection of such Purchase Order. If Supplier rejects Purchase Order, supplier will inform iRobot the reasonable reasons in its written notification. Purchase Order shall become effective and binding only upon Supplier’s written acceptance. The absence of written notice constitutes acceptance of the Purchase Order and commitment to the terms of the Purchase Order, including Supplier’s obligation to manufacture and supply to iRobot amounts of Products as set forth on the Purchase Order in accordance with the terms and conditions of this Agreement.

3.4 Components. Supplier will be responsible for managing the pipeline of all components to meet specific Forecast or Purchase Order demand.

3.5 Purchase Order Performance. Supplier shall fill and deliver 100% of the Products purchased under a Purchase Order by the due date specified on such Purchase Order.

3.6 Change in Specifications. Supplier shall not make any changes to the Product (including component changes) or its manufacturing process if such changes change the form, fit, function, design or safety of the Product without advanced written consent from iRobot. Should Supplier make such changes without prior iRobot written consent, Supplier will be liable for all damages incurred by iRobot, iRobot’s approved third parties or iRobot’s customers as a result of such unapproved changes.

3.7 Rescheduled Delivery Push-Out, Reduction of Quantity, and Cancellation of Orders. iRobot may request Supplier to reschedule the delivery date for any Product, decrease quantity on open Purchase Order, and cancel pending Purchase Orders in accordance with this Section. The charges to iRobot for deferring delivery of a Purchase Order, reducing quantity or cancellation of a Purchase Order are outlined below:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

Days Prior to Delivery Date	Reschedule Terms	Cancellation Liability
0-30 Days	Supplier is not obligated to adhere to the request, but must consider each request in good faith.	iRobot may not cancel a Purchase Order to be delivered within 30 days of the applicable delivery date without payment to Supplier for the work incurred to date.

31-56 Days from original delivery date	iRobot may reschedule out the delivery, reduce quantity or cancel the order.	Material on hand, non-cancelable and non-returnable materials and applicable labor charges for WIP, provided, that such liability applies only to the extent that Supplier is unable to reallocate such material to any existing Purchase Order of iRobot.

Notwithstanding anything to the contrary in this Agreement, any reschedule out of a delivery date, reduction of quantity and/or cancellation of a Purchase Order (in whole or in part) will not affect any Product Price.

3.8 Purchase Order Performance. Supplier shall fill and deliver 100% of the Products purchased under a Purchase Order by the due date specified on such Purchase Order. Purchase Orders to Supplier will be launched at lead-times mutually agreed between Supplier and iRobot in advance of issuance of Purchase Orders.

3.9 Time is of the Essence. Supplier agrees that time is of the essence with respect to all deliveries and performance. If Supplier fails to timely perform or deliver within five (5) business days of the delivery requirements of any standalone Purchase Order from iRobot, Supplier is liable to iRobot for all direct, reasonable costs incurred as a result of such delay including expediting costs. In the event of a delay, Supplier shall use best efforts to expedite delayed Products and/or performance, shall pay all reasonable expediting costs, including expedited delivery costs. Notwithstanding anything to the contrary, the following is hereby excluded from On-time delivery calculations:

•	Force Majeure event as provided in Section 16 in the Original ODM Agreement

•	iRobot caused and/or controlled delays

3.10 On-time delivery. For purposes of this Agreement, “On-time” delivery means: delivery of 100% of the Products purchased under a Purchase Order are delivered by the due date indicated on iRobot’s Purchase Order for such products minus 5 calendar days, plus 0 days (-5 days, +0 days). Supplier will monitor and report to iRobot monthly “On-time” delivery per Purchase Order, and such report shall include the number of Purchase Orders placed by iRobot within the lead time versus number of Purchase Orders delivered On-time.

4 PRODUCT ADDENDA

The Products to be supplied by Supplier to iRobot are as specified on the applicable Product Addendum (as may have been amended or modified from time to time).

5 PRICE; PAYMENT TERMS

5.1 Price. The price and any associated fees for NRE or Tooling for a Product shall be as specified on the applicable Product Addendum or as otherwise agreed in writing by the Parties [***].

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

5.2 Governmental Action. If any taxes, duties, laws, rules, or regulations result in changes to the costs of performance of the Agreement (a “Governmental Action”), then the Parties, shall, as soon as possible following the identification of such governmental Action, agree on and implement revised prices to reflect such Governmental Action, retroactive to the date on which the Governmental Action became effective.

5.3 Payment Terms. Invoices shall be in U.S. Dollars and emailed by Supplier to iRobot no earlier than the date of delivery of Products. The Parties agree that with respect to any Purchase Orders issued by iRobot on or after the date of this Agreement, the Supplier hereby tolls its right to receive payment with respect to any such Purchase Order and any Products covered thereby for a period through and including the date that is fifty-five (55) days from the date of this Agreement (such fifty-five (55) day period, the “Payment Tolling Period”). Upon the expiration of the Payment Tolling Period, Supplier may demand payment with respect to any Purchase Order issued during the Payment Tolling Period at the Supplier’s sole discretion (such request from Supplier as to any particular Purchase Order, a “Payment Request”). Upon iRobot’s receipt of a Payment Request iRobot shall remit payment with respect to the applicable Purchase Order(s) that are the subject of such Payment Request on net ninety (90) day terms, with such ninety (90) day period commencing on the date iRobot receives the applicable Payment Request. From and after the expiration of the Payment Tolling Period, payment on account of any invoices submitted to iRobot by the Supplier shall be subject to net ninety (90) day payment terms, with such ninety (90) day period commencing on iRobot’s receipt of a proper invoice. [***].

Invoices for Product purchased by iRobot shall include the invoice, commercial invoice, packing slip, and cargo receipt or bill of lading. All invoices shall be submitted to apinvoices@irobot.com and must reference iRobot’s Purchase Order number; invoices that do not reference the appropriate Purchase Order number may be rejected.

6 SHIPMENT AND ACCEPTANCE

6.1 Product Labeling. To the extent specified in the Product Addendum or attachment thereto, Supplier will ensure that the Products and the packaging contain such information and iRobot’s Marks.

6.2 Delays. Supplier agrees that time is of the essence with respect to all deliveries and performance. If Supplier fails to timely perform or deliver by the Delivery Date, Supplier is liable to iRobot for all costs incurred as a result of such delay including, but not limited to expediting costs. In the event of any delay more than 10 working days, iRobot may immediately cancel, without liability, all Purchase Orders or portions of Purchase Orders for affected Products. For delayed Products that iRobot continues to require Supplier to provide, Supplier shall use best efforts to expedite delayed Products and shall pay all expediting costs, including but not limited to expedited delivery costs.

6.3 Packing List. Each delivery of Products must include a packing list that contains at least: (i) SKU number; (ii) quantity of Products shipped; (iii) serial number range of Products in the delivery and (iv) date of shipment.

6.4 Packaging; Damages. Supplier shall properly package, handle and pack all Products so as to protect Products from loss or damage, in conformance with good commercial practice and the Specifications and other applicable standards set forth in the applicable Product Addendum.

6.5 Acceptance. Upon receipt of the Product(s) by iRobot or iRobot’s Approved Third Parties, iRobot or iRobot’s Approved Third Parties shall visually inspect the Product(s) to ensure receipt in a physically undamaged condition. iRobot or iRobot’s Approved Third Parties shall notify Supplier of any discrepancies therein within thirty (30) days following receipt thereof (the “Return Period”). Unless iRobot or iRobot’s approved third parties notify Supplier of a discrepancy within such period, iRobot or iRobot’s Approved Third Parties’ acceptance of any Product(s) shall be deemed to have been made upon receipt.

6.6 Risk of Loss. The risk of loss for any and all products will pass from Supplier to iRobot or iRobot’s approved third parties when such Products are delivered to iRobot or iRobot’s approved third parties.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

7. END OF LIFE

7.1 Supplier Initiated End of Life. Supplier shall provide iRobot with no less than six (6) months written notice of any Product that will reach end of life.

7.2 iRobot Initiated End of Life. In the event iRobot decides to discontinue the production or sale of any product for which Supplier has provided Products under this Agreement, iRobot shall give Supplier no less than six (6) months advance notice of such discontinuation.

8 TERM; TERMINATION

8.1 Term. This Agreement shall begin on Effective Date and shall expire two years therefrom (the “Term”). The Term may be extended by written mutual agreement of the parties. All Purchase Order(s) accepted by Supplier prior to the expiration of this Agreement shall be fulfilled and paid pursuant to and subject to the terms of the Purchase Order.

8.2 Termination for Cause. This Agreement may be terminated by either Party in the event of a breach by the other Party of a material provision hereof if such breach is not cured within thirty (30) business days of receipt of written notice specifying the default (“Cure Period”).

8.3 Termination for Convenience. This Agreement may be terminated for convenience at any time by either Party with one hundred and eighty (180) days’ written notice to the other Party.

9. INCORPORATION OF ORIGINAL ODM AGREEMENT

Sections 9 through 19 and 21 through 27 of the Original ODM Agreement shall continue in full force and effect and are hereby incorporated by reference, mutatis mutandis, as if fully restated herein.

10 GENERAL PROVISIONS

10.1 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.2 Entire Agreement. This Agreement, any Addenda, any existing Product Addenda under the Original ODM Agreement, Amendments, exhibits, or related Purchase Orders shall constitute the complete and exclusive statement of the agreement between the Parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement. This Agreement may only be modified in writing and signed by an authorized representative of both parties. For the avoidance of doubt, this Agreement shall supersede the Original ODM Agreement with respect to all Products ordered by iRobot pursuant to Purchase Orders issued after the Effective Date hereof. Notwithstanding the foregoing, all Product Addenda under the Original ODM Agreement shall also be deemed to be in full force and effect hereunder.

10.3 Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either Party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing. No prior transactions or dealings between the Parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

10.4 Headings. Headings contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

10.5 Remedies. The remedies reserved by the Parties shall be subject to the limitations set forth in this Agreement. Remedies shall be cumulative and in addition to other remedies provided in law or equity.

10.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

10.7 Assignment. This Agreement, including the Parties’ rights, duties, and obligations under this Agreement are not transferable, delegable or assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

10.8 Survival of Terms. The following sections shall survive termination of this Agreement: Warranties, Non-Solicitation of Employees, Limitation of Liability, Indemnification, Confidentiality, Intellectual Property Ownership, Dispute Resolution, Survival of Terms and Audit Rights.

10.9 Audit Rights. During the term of this Agreement, and for a period of three (3) years thereafter, each Party will keep complete and accurate books and records sufficient to verify compliance or non-compliance with the provisions of this Agreement.

10.10 Authorization. Each Party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

10.11 Agreement Effectiveness. This Agreement shall be effective on the Effective Date upon execution by both Parties.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.

IN WITNESS WHEREOF, the parties executed this Agreement on the latest date written below.

iRobot Corporation	iRobot UK LTD

/s/ Jeffrey Engel	/s/ Karian Wong
Signature	Signature

Jeffrey Engel	Karian Wong
Printed or Typed Name	Printed or Typed Name

President and Chief Operating Officer	Director
Title	Title

12/10/2025	12/10/2025
Date	Date

Shenzhen PICEA Robotics Co., Ltd.	Santrum Hong Kong Co., Ltd.

/s/ Richard Li	/s/ Richard Li
Signature	Signature

Richard Li	Richard Li
Printed or Typed Name	Printed or Typed Name

General Manager of ODM Business	General Manager of ODM Business
Title	Title

12/9/2025	12/9/2025
Date	Date